Exhibit 99.2



Contact:  Robert J. Hugin                            Brian P. Gill
          Senior VP and CFO                          Director PR/IR
          Celgene Corporation                        Celgene Corporation
          (908) 673-9102                             (908) 673-9530

                 CELGENE CORPORATION ANNOUNCES SENIOR MANAGEMENT
                                TRANSITION PLAN

                       CHANGES TO BE EFFECTIVE MAY 1, 2006

SUMMIT, NJ -- (DECEMBER 27, 2005) - CELGENE CORPORATION (NASDAQ: CELG) Celgene Corporation announced today that its Chairman and Chief Executive Officer John
W. Jackson will retire as Chief Executive Officer on May 1, 2006. Mr. Jackson will continue as Chairman of the Board of Directors and stand for re-election at the Company's annual meeting on June 15, 2006. On May 1st, Sol J. Barer will assume responsibility as the Company's Chief Executive Officer. At the same time, Robert J. Hugin will assume Dr. Barer's current role as President and Chief Operating Officer.

Mr. Jackson has served as Chairman and Chief Executive Officer of Celgene since January 1996. His ten-year tenure has been marked by a dramatic strengthening of the Company's financial, commercial and research operations that has transformed Celgene into a leading global biopharmaceutical company.

"It has been a rewarding experience serving as Celgene's Chairman and CEO for the last decade. I am looking forward to continue to work closely with Sol and Bob as they assume their new responsibilities following the launch of REVLIMID(R)", said John W. Jackson.

Dr. Barer has been a member of the Celgene leadership team since its incorporation in 1986. He was appointed President in 1993, and Chief Operating Officer and Director in 1994. Dr. Barer's leadership has been instrumental in overseeing both the establishment and expansion of a highly-ranked commercial team and an industry-leading research and development program that has resulted in four NDA approvals, including the FDA approval of REVLIMID today. He received his Ph.D. in organic and physical chemistry from Rutgers University. He is also a director of Nobex, Inc. and Semorex, Inc. and serves on the New Jersey Commission of Science and Technology.

Mr. Hugin joined Celgene in June 1999 as Senior Vice President and Chief Financial Officer. He was elected to serve as a member of the Board of Directors in December 2001. Previously, Mr. Hugin had been a Managing Director at J.P. Morgan & Co. Inc., which he joined in 1985. He received an A.B. degree from Princeton University in 1976 and an M.B.A. from the University of Virginia in 1985 having served as a United States Marine Corps infantry officer during the intervening period. Mr. Hugin is also a Director of The Medicines Company, Coley Pharmaceutical Group and Family Promise, a national non-profit network assisting homeless families.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS OUR 10K, 10Q AND 8K REPORTS.

                                      # # #